THERMOGENESIS REPORTS FIRST QUARTER FISCAL YEAR 2012 RESULTS

(RANCHO CORDOVA, CA), NOVEMBER 10, 2011—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, reported results for the first quarter of fiscal 2012.

For the quarter ended September 30, 2011, the Company reported sales of $4.9 million. This compares to revenues of $7.0 million in the first quarter of 2011 and $5.4 million in the prior quarter. Disposable sales in the first quarter of fiscal 2012 were $3.5 million, compared to $4.4 million a year ago and $3.0 million in the prior quarter. ThermoGenesis reported a net loss of $1.2 million, or $0.07 per share, in the first quarter of fiscal 2012, compared to a net loss of $68,000, or $0.00 per share, in the same period a year ago.

The Company ended the quarter with $10.8 million in cash compared to $12.3 million at the end of fiscal 2011.

“Our results for the quarter reflect continued softness in BioArchive sales due to the global debt crisis and increased competitive activity in the U.S. and European cord blood markets. In addition, we had hoped to have regulatory approval for the AXP® AutoXpress® Platform (AXP) in China by now. It should be noted in the first quarter of last year, we recorded revenues of approximately $1.0 million related to an inventory build of disposables for the AXP by GE Healthcare that we indicated would not recur,” said J. Melville Engle, Chairman and Chief Executive Officer of ThermoGenesis.

“We continue to move forward with our strategy to increase market share with our cord blood and regenerative medicine products.  Internally, among other things, we are focused on lowering our manufacturing costs. By moving manufacturing overseas, implementing cost saving projects and signing a long-term supply agreement, AXP disposable bag set costs were reduced significantly in the current quarter.  This enabled us to increase gross margins to 41% from 37% a year earlier,” he added.

“We recently reported the acceptance of our submission for approval of the AXP by the State Food & Drug Administration (SFDA) in China. This milestone represents the successful completion of product testing and administrative acceptance of the filing. The remaining step, a final technical review, is now underway and we hope to have in-country registration approval and begin commercial sales in China within the next few months. Additionally, in the U.S., we have had encouraging discussions with potential partners regarding distribution of our Res-Q platelet rich plasma (PRP) product,” Engle said.

The Company said it expects fiscal second quarter revenues to be between $4.0 and $5.0 million. Although the pipeline of BioArchive leads remains healthy, predicting the timing of these orders by quarter is proving more difficult as the uncertainty in the global debt markets continues.

Company’s Conference Call and Webcast

Management will hold a conference call today at 2 p.m., Pacific (5 p.m., Eastern) to review the fiscal 2012 first quarter results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit

http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q® 60 BMC/PRP (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for PRP.

•
The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2012, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2012.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

Financials

ThermoGenesis Corp. Condensed Consolidated Balance Sheets (Unaudited)
	September 30, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$10,753,000	$12,309,000
Accounts receivable, net	4,410,000	3,963,000
Inventories	6,578,000	6,348,000
Prepaid expenses and other current assets	315,000	420,000

Total current assets	22,056,000	23,040,000

Equipment, net	1,247,000	1,310,000
Other assets	48,000	49,000

	$23,351,000	$24,399,000
Current liabilities:
Accounts payable	$1,820,000	$1,791,000
Other current liabilities	2,045,000	2,273,000

Total current liabilities	3,865,000	4,064,000

Long-term liabilities	235,000	242,000

Stockholders' equity	19,251,000	20,093,000

	$23,351,000	$24,399,000

ThermoGenesis Corp.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2011	2010

Net revenues	$4,859,000	$6,997,000

Cost of revenues	2,860,000	4,402,000

Gross profit	1,999,000	2,595,000
% of revenue	41%	37%

Expenses:

Selling, general and administrative	2,316,000	1,940,000

Research and development	923,000	725,000

Total operating expenses	3,239,000	2,665,000

Interest and other income, net	32,000	2,000

Net loss	($1,208,000)	($68,000)

Per share data:

Basic and diluted net loss per common share	($0.07)	($0.00)

Shares used in computing per share data	16,363,033	14,023,271

ThermoGenesis Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended, September 30,
	2011	2010

Cash flows from operating activities:
Net loss	($1,208,000)	($68,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	99,000	128,000
Stock based compensation expense	366,000	182,000

Net change in operating assets and liabilities:
Accounts receivable, net	(447,000)	(354,000)
Inventories	(230,000)	(31,000)
Prepaid expenses and other current assets	105,000	1,000
Other assets	1,000	21,000
Accounts payable	29,000	26,000
Accrued payroll and related expenses	142,000	81,000
Deferred revenue	80,000	(376,000)
Other liabilities	(457,000)	(129,000)

Net cash used in operating activities	(1,520,000)	(519,000)

Cash flows from investing activities:
Capital expenditures	(36,000)	(18,000)

Net cash used in investing activities	(36,000)	(18,000)

Cash flows from financing activities:
Payments on capital lease obligations	--	(1,000)

Net cash used in financing activities	--	(1,000)
Net decrease in cash and cash equivalents	(1,556,000)	(538,000)

Cash and cash equivalents at beginning of period	12,309,000	10,731,000
Cash and cash equivalents at end of period	$10,753,000	$10,193,000